Exhibit 99.1

News Release

General Inquiries: (877) 847-0008 www.constellationenergypartners.com

Investor Contact:	Charles C. Ward
(877) 847-0009

Constellation Energy Partners

Reports First Quarter 2013 Results

•	CEP’s net oil production increases 34% in the first quarter 2013

•	Oil production accounts for 50% of CEP’s revenue from sales

•	CEP’s drilling efforts continue to target oil in the Mid-Continent asset base

HOUSTON—(BUSINESS WIRE)—May 15, 2013—Constellation Energy Partners LLC (NYSE MKT: CEP) today reported first quarter 2013 results from continuing operations, which exclude results for the Robinson’s Bend Field assets divested by the company in a transaction that closed in Feb. 2013.

The company produced 335 MBOE during the first quarter for average net production of 3,722 BOE per day for the quarter. Net oil production for the first quarter, which accounted for approximately 14% of the company’s total production during quarter, was 531 barrels per day, which represents an increase in net oil production of approximately 34% over the prior quarter and 64% over the first quarter of 2012.

Revenue of $5.1 million for the first quarter 2013 includes revenue from sales of $8.7 million, of which approximately 50% was from oil sales and 50% was from natural gas sales. The balance of the company’s first quarter 2013 revenue came from hedge settlements ($4.7 million), services provided to third parties ($0.9 million), and losses on mark-to-market activities ($9.2 million), which is a non-cash item.

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items and a one-time employee severance charge of $0.7 million, averaged $23.98 per BOE for the first quarter 2013. Including the one-time employee severance charge, operating costs were $26.04 per BOE.

Adjusted EBITDA for the first quarter 2013, excluding the one-time employee severance charge, was $6.0 million. Including the one-time employee severance charge, Adjusted EBITDA was $5.3 million, which is a 23% increase over the fourth quarter 2012 and a 15% increase over the first quarter 2012. On a GAAP basis, the company recorded a net loss of $10.6 million for the quarter.

The company completed 17 net wells and recompletions using $2.5 million in cash flow from operations during the first quarter 2013. Drilling activities in 2013 continue to focus on oil potential in the company’s existing asset base as well as capital efficient recompletions. The company finished the first quarter 2013 with four net wells and recompletions in progress.

“We’re seeing meaningful contributions from our focus on the oil opportunities in our Mid-Continent asset base,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “Our first quarter results were right on target relative to our forecast for 2013, and we look forward to continuing success from our drilling efforts for the remainder of the year.”

Reserve-Based Credit Facility and Hedging Update

The company completed the first quarter 2013 with $34.0 million in debt outstanding under its reserve-based credit facility, leaving the company with $3.5 million in borrowing capacity under the facility. The company maintained $9.7 million in cash and cash equivalents as of Mar. 31, 2013.

The company noted that it is working to complete an amendment to its reserve-based credit facility and expects to complete that amendment during the second quarter 2013. In anticipation of the amendment, the company added NYMEX hedges that cover approximately 3.7 Bcfe of its natural gas production in the 2015 and 2016 timeframe.

Financial Outlook for 2013

The company forecasts capital spending of between $19.0 million and $21.0 million in 2013. Of this amount, $21.0 million is maintenance capital.

Net production is forecast to range between 1,267 MBOE and 1,433 MBOE for 2013, with operating costs forecast to range between $31.4 million and $34.2 million for the year.

For the remainder of 2013, the company has hedged approximately 5.1 Bcfe of its Mid-Continent natural gas production at an effective NYMEX fixed price of $6.17 per Mcfe with basis hedges on 3.8 Bcfe of this amount at an average differential of $0.39 per Mcfe. The company also has hedges in place on approximately 107 MBbl of its Mid-Continent oil production at a fixed price of $96.31 per barrel.

Additional detail on the company’s 2013 forecast can be found in the tables included with the company’s fourth quarter and full year 2012 news release dated Mar. 5, 2013.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CDT) on Friday, May 17, 2013 to discuss first quarter 2013 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 8:30 a.m. (CDT). The international phone number is (773) 799-3268. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (888) 568-0664 or (203) 369-3203 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its first quarter 2013 Form 10-Q on or about May 15, 2013.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-off of deferred financing fees; asset impairments; accretion expense; (gain) loss on sale of assets; exploration costs; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and unrealized (gain) loss on derivatives/hedge ineffectiveness.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended Mar. 31,
	2013		2012
Net Production in MBOE and MMcfe:
Total production (MBOE)	335		354
Average daily production (BOE/day)	3,722		3,886
Total production (MMcfe)	2,010		2,122
Average daily production (Mcfe/day)	22,333		23,319
Average Net Sales Price per BOE and Mcfe:
BOE Net realized price, including hedges	$41.69	(a)	$38.54	(a)
BOE Net realized price, excluding hedges	$27.64	(b)	$21.41	(b)
Mcfe Net realized price, including hedges	$6.95	(a)	$6.42	(a)
Mcfe Net realized price, excluding hedges	$4.61	(b)	$3.57	(b)

(a) Excludes impact of mark-to-market gains (losses) and net cost of sales.
(b) Excludes all hedges, the impact of mark-to-market gains (losses) and net cost of sales.

Net Wells Drilled and Completed	12		5
Net Recompletions	5		12
Developmental Dry Holes	—		—
Net Wells and Net Recompletions in Progress	4		38
Total Capital Spending ($ in thousands)	$2,483		$2,722

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
	2013	2012
	($ in thousands)
Oil and gas sales	$14,385	$14,012
Gain/(Loss) from mark-to-market activities	(9,285)	6,602

Total revenues	5,100	20,614
Operating expenses:
Lease operating expenses	4,236	5,171
Cost of sales	420	385
Production taxes	487	402
General and administrative	4,404	3,836
Exploration costs	—	—
(Gain)/Loss on sale of assets	(6)	4
Depreciation, depletion and amortization	4,798	2,387
Asset impairments	—	107
Accretion expense	123	114

Total operating expenses	14,462	12,406
Other expenses:
Interest (income) expense, net	1,352	1,619
Other (income) expense	(68)	(97)

Total expenses	15,746	13,928
Income (loss) from continuing operations	(10,646)	6,686
Discontinued operations	(2,686)	(801)

Net income (loss)	$(13,332)	$5,885

Adjusted EBITDA	$5,307	$4,595

EPU—Basic	($0.55)	$0.24
EPU—Basic Units Outstanding	24,250,661	24,186,724
EPU—Diluted	($0.55)	$0.24
EPU—Diluted Units Outstanding	24,250,661	24,186,724

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	Mar. 31,	Dec. 31,
	2013	2012
	($ in thousands)
Current assets	$26,828	$26,848
Current assets from discontinued operations	—	1,886
Oil and natural gas properties, net of accumulated depreciation, depletion and amortization	116,564	120,122
Other assets	11,473	11,793
Long-term assets from discontinued operations	—	67,373

Total assets	$154,865	$228,022

Current liabilities, including short-term debt	$41,522	$59,595
Current liabilities from discontinued operations	—	1,578
Long-term debt	—	34,000
Other long-term liabilities	10,193	8,891
Other long-term liabilities from discontinued operations		7,692

Total liabilities	51,715	111,756
Common members’ equity	103,150	116,266
Accumulated other comprehensive income	—	—

Total members’ equity	103,150	116,266

Total liabilities and members’ equity	$154,865	$228,022

Constellation Energy Partners LLC

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended Mar. 31,
	2013	2012
	($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(13,332)	$5,885
Add:
Interest (income) expense, net	1,352	1,619
Depreciation, depletion and amortization	4,798	2,387
Asset impairments	—	107
Accretion expense	123	114
(Gain)/Loss on sale of assets	(6)	4
Exploration costs	—	—
Unit-based compensation programs	401	280
(Gain)/Loss from mark-to-market activities	9,285	(6,602)
Discontinued operations	2,686	801

Adjusted EBITDA (1)	$5,307	$4,595

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2012	2011	2012	2011
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(76,255)	$15,127	$(86,543)	$19,586
Add:
Interest (income) expense, net	1,143	1,186	5,733	10,116
Depreciation, depletion and amortization	4,654	3,265	11,733	12,454
Asset impairments	2	—	109	1,935
Accretion expense	114	156	459	483
(Gain)/Loss on sale of assets	7	1	7	19
Exploration costs	—	—	—	131
Unit-based compensation programs	334	309	1,497	1,285
(Gain)/Loss from mark-to-market activities	253	(8,524)	8,706	39,422
Discontinued operations	74,052	1,156	77,077	1,102

Adjusted EBITDA (1), (2)	$4,304	$12,676	$18,778	$86,533

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

•	depreciation, depletion and amortization;

•	write-off of deferred financing fees;

•	asset impairments;

•	(gain) loss on sale of assets;

•	accretion expense;

•	exploration costs;

•	(gain) loss from equity investment;

•	unit-based compensation programs;

•	(gain) loss from mark-to-market activities;

•	gains (losses) on discontinued operations;

•	unrealized (gain) loss on derivatives/hedge ineffectiveness; and

•	interest (income) expense, net.

(2)	Results for the twelve months ended Dec. 31, 2011, include $41.3 million in hedge settlements related to the company’s June 2011 hedge restructuring.